Contact: Phone:	Exhibit 99.1 Garry O. Ridge 619-275-9324

WD-40 COMPANY REPORTS INCREASE IN SECOND QUARTER SALES AND NET INCOME

SAN DIEGO, April 7/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the second quarter ended February 28, 2010 of $80.6 million, an increase of 30.3% from the second quarter last year. Year-to-date net sales were $158.3 million, up 8.8% from the same period last year.

Net income for the second quarter was $10.7 million, an increase of 161.5% compared to the prior year’s quarter. Year-to-date net income was $20.1 million, an increase of 70.7%.

Summary

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Second quarter multi-purpose maintenance products sales, which include the WD-40(R), 3-IN-ONE(R) and BLUE WORKS™ brands, were $65.6 million, up 39.4% versus the same quarter last year, and $126.3 million for the year-to-date, up 11.8%. Homecare and cleaning products sales, which include all of our other brands, were $14.9 million for the second quarter, up 1.1%, and were $32.0 million year-to-date, down 1.6%.

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Americas second quarter sales were $44.2 million, up 18.7% compared to the second quarter last year and were $87.9 million year-to-date, up 6.2%. Europe sales in the second quarter were $28.6 million, up 46.5% and were $55.9 million year-to-date, up 12.5%. Asia-Pacific sales were $7.7 million in the second quarter, up 52.5% and were $14.5 million year-to-date, up 11.6%.

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Earnings per share (diluted) was $0.64 in the second quarter, compared to $0.25 per share for the same quarter last year. Through six months, earnings per share (diluted) was $1.20 compared to $0.71 in the same period last year.

“While we are obviously pleased with our results so far this year and have seen improvements in our business activities and general economic conditions, we remain cautiously optimistic about the uncertain state of the global economy and what the remainder of fiscal 2010 holds for us,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “We have also seen customers return to more normal stock inventory which has helped sell-in.”

In the quarter, foreign currency exchange rates positively affected net sales by $3.9 million and net income by $0.7 million. Through six months, foreign currency exchange rates positively impacted net sales and net income by $2.1 million and $0.4 million, respectively.

Net sales by segment as a percent of total net sales were as follows: for the Americas, 54.9% for the quarter and 55.5% year-to-date; for Europe, 35.5% for the quarter and 35.3% year-to-date; and, for Asia/Pacific, 9.6% for the quarter and 9.2% year-to-date.

“We are tracking well this year and we remain focused on committing our time, talent and treasure to our core strategic initiatives to continue to grow the business,” Ridge said. “We will continue to invest where we see opportunities to expand into growth markets, where we can implement innovation into existing markets, where we can develop our business through acquisitions and strategic partnerships and where we can take advantage of new marketing strategies to leverage our loyal end-users affinity for our brands.”

Gross margin was 52.4% in the second quarter compared to 49.6% in the same quarter last year. Year-to-date, gross margin was 51.9% of sales, compared to 47.7% in the same period last year.

“We believe that if oil prices and other commodities stay at their current levels, we can continue to maintain our margins above our target of 50 percent,” Ridge said. “The tail wind from lower oil pricing is turning to a head wind as oil moves closer to $90 a barrel.”

Advertising and sales promotion expenses were up 16.3% for the second quarter compared to the same period last year and were up 5.3% for the year-to-date compared to last year.

“In the second quarter, we began shipping our new BLUE WORKS line of industrial multi-purpose maintenance products designed for industrial professionals and are pleased with the early results,” Ridge said. “We anticipated this line would be a slow build and we continue to gain distribution in the industrial channels for the brand.”

Selling, general and administrative expenses were up 12.6% in the second quarter to $20.1 million and were up 2.4% year-to-date to $39.9 million as compared to the same period last year.

As previously announced, the board of directors of WD-40 Company declared on Tuesday, March 23, 2010 the regular quarterly dividend of $.25 per share, payable April 30, 2010 to stockholders of record on April 16, 2010.

Updated Fiscal Year 2010 Guidance

WD-40 Company now expects fiscal year 2010 net sales of $308.0 million to $321.0 million. The Company expects diluted earnings per share of $1.92 to $2.01 for fiscal year 2010 based on an estimated 16.8 million weighted average shares outstanding. Advertising and promotions expenses should be within our historical range of 6.5% to 8%.

“We restructured our compensation program this year to drive behavior that delivers increased revenue, which we are happy to reward. We are pleased that this new program has helped us achieve positive results for our employee tribe as well as for our shareholders.” Ridge added. “As a result, we anticipate a higher employee bonus expense through the end of the current fiscal year.”

WD-40 Company’s 10-Q will be filed on April 8, 2010.

WD-40 Company, with headquarters in San Diego, is a global consumer product company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets three multi-purpose maintenance product brands - WD-40(R), 3-IN-ONE(R) and BLUE WORKS™ - and eight homecare and cleaning product brands: X-14(R) mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes(R) automatic toilet bowl cleaners, Carpet Fresh(R) and No Vac(R) rug and room deodorizers, Spot Shot(R) aerosol and liquid carpet stain removers, 1001(R) carpet and household cleaners and rug and room deodorizers, and Lava(R) and Solvol(R) heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $292 million in fiscal year 2009. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign currency exchange rates, stocking levels of our customers, introduction of new products and fluctuating market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Net sales	$80,553	$61,837	$158,274	$145,434
Cost of products sold(1)	38,320	31,192	76,128	76,052

Gross profit	42,233	30,645	82,146	69,382

Operating expenses:
Selling, general and administrative	20,082	17,836	39,883	38,953
Advertising and sales promotion	5,354	4,604	10,552	10,017
Amortization of definite-lived intangible assets	185	110	370	239
Impairment of indefinite-lived intangible assets	—	2,760	—	2,760

Total operating expenses	25,621	25,310	50,805	51,969

Income from operations	16,612	5,335	31,341	17,413

Other (expense) income:
Interest expense, net	(361)	(510)	(850)	(950)
Other (expense) income, net	(36)	480	78	701

Income before income taxes	16,215	5,305	30,569	17,164
Provision for income taxes	5,538	1,222	10,479	5,396

Net income	$10,677	$4,083	$20,090	$11,768

Earnings per common share:
Basic	$0.64	$0.25	$1.21	$0.71

Diluted	$0.64	$0.25	$1.20	$0.71

Shares used in per share calculations:
Basic	16,585	16,501	16,570	16,498

Diluted	16,688	16,650	16,670	16,662

Dividends declared per share	$0.25	$0.25	$0.50	$0.50

(1)	Includes cost of products acquired from related party of $3,460 and $7,720 for the three and six months ended February 28, 2009, respectively

WD-40 Company

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share amounts)

	February 28, 2010	August 31, 2009
Assets
Current assets:
Cash and cash equivalents	$48,949	$45,956
Trade accounts receivable, less allowance for doubtful accounts of $619 and $694 at February 28, 2010 and August 31, 2009, respectively	55,062	48,061
Product held at contract packagers	1,764	1,797
Inventories	14,934	15,858
Current deferred tax assets, net	4,370	4,369
Other current assets	4,255	4,736

Total current assets	129,334	120,777
Property, plant and equipment, net	9,900	10,930
Goodwill	95,177	95,424
Other intangible assets, net	31,571	32,205
Other assets	2,988	3,281

Total assets	$268,970	$262,617

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,037	$12,529
Accrued liabilities	15,427	15,233
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	4,674	7,168
Income taxes payable	2,335	2,570

Total current liabilities	53,187	48,214

Long-term debt	10,714	21,429
Long-term deferred tax liabilities, net	17,968	16,868
Deferred employee benefits and other long-term liabilities	3,193	3,159

Total liabilities	85,062	89,670

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,148,493 and 18,093,879 shares issued at February 28, 2010 and August 31. 2009, respectively; and 16,584,995 and 16,530,381 shares outstanding at February 28, 2010 and August 31, 2009, respectively	18	18
Additional paid-in capital	89,062	86,729
Retained earnings	150,147	138,367
Accumulated other comprehensive loss	(5,253)	(2,101)
Common stock held in treasury, at cost — 1,563,498 shares at February 28, 2010 and August 31, 2009	(50,066)	(50,066)

Total shareholders’ equity	183,908	172,947

Total liabilities and shareholders’ equity	$268,970	$262,617

WD-40 Company

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Six Months Ended February 28,
	2010	2009
Operating activities:
Net income	$20,090	$11,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,186	1,780
Impairment of indefinite-lived intangible assets	—	2,760
Net gains on sales and disposals of property and equipment	(21)	(21)
Deferred income tax expense	871	1,113
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(110)	(14)
Stock-based compensation	1,641	1,577
Unrealized foreign currency exchange gains, net	(137)	(569)
Provision for bad debts	—	351
Equity losses from related party	—	435
Changes in assets and liabilities:
Trade accounts receivable	(8,169)	1,870
Product held at contract packagers	40	(1,557)
Inventories	757	(1,324)
Other assets	433	(1,223)
Accounts payable and accrued expenses and liabilities	5,551	(6,382)
Accounts payable to related party	—	(258)
Income taxes payable	258	1,330
Deferred employee benefits and other long-term liabilities	33	(57)

Net cash provided by operating activities	23,423	11,579

Investing activities:
Capital expenditures	(760)	(2,019)
Proceeds from sales of property and equipment	62	126

Net cash used in investing activities	(698)	(1,893)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Dividends paid	(8,310)	(8,271)
Proceeds from issuance of common stock	896	640
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	110	14

Net cash used in financing activities	(18,018)	(18,331)

Effect of exchange rate changes on cash and cash equivalents	(1,714)	(4,844)

Net increase (decrease) in cash and cash equivalents	2,993	(13,489)
Cash and cash equivalents at beginning of period	45,956	41,983

Cash and cash equivalents at end of period	$48,949	$28,494

WD-40 Company

Condensed Consolidated Statements of Comprehensive Income

(Unaudited and in thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Net income	$10,677	$4,083	$20,090	$11,768
Other comprehensive loss:
Equity adjustment from foreign currency translation, net of tax	(4,129)	(2,991)	(3,152)	(11,241)

Total comprehensive income	$6,548	$1,092	$16,938	$527